CONTACT:  Bruce Zurlnick                     Cara O'Brien/Melissa Myron
          Senior Vice President and          Media Contact: Stephanie Sampiere
          Chief Financial Officer            FD Morgen-Walke
          Finlay Enterprises, Inc.           (212) 850-5600
          (212) 808-2800


FOR IMMEDIATE RELEASE
---------------------


                    FINLAY ENTERPRISES REPORTS 2.6% INCREASE
              IN COMPARABLE DEPARTMENT SALES FOR THE SECOND QUARTER

NEW YORK, NY, AUGUST 7, 2003 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States, today announced a 2.6% increase in comparable department sales (departments open for the same months during the comparable period) for the second quarter ended August 2, 2003. Total sales for the second quarter increased 3.0% to $192.8 million compared to $187.1 million in the second quarter of 2002.

Comparable store sales for the six months ended August 2, 2003 increased by 1.0%. Total sales for the six-month period totaled $379.0 million compared to $374.5 million in the first six months of 2002.

The Company will report full results for the second quarter on August 21, 2003.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States with sales of $931 million in fiscal 2002. The number of locations at the end of the second quarter of fiscal 2003 totaled 1,003 compared with 1,001 locations at the end of the second quarter of the prior year.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.



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